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                                                                   EXHIBIT 10.38

                        SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between Thomas Christopher ("Officer") and Restoration Hardware a Delaware corporation (the "Company") as follows:

1. TERMINATION OF EMPLOYMENT. Officer hereby resigns from the employ of the Company and as a member of the Board of Directors of the Company, both effective on the date of Officer's signing of this Agreement, after which date he will perform no further duties, functions or services for the Company. Officer agrees to sign, contemporaneous with this Agreement, that certain voting agreement (granting an irrevocable proxy with respect to Officer's shares of common stock of the Company and making certain other covenant and agreements) that he has been asked to sign in connection with a pending third party financing of the Company.

2. PAYMENT OF MONIES OWED. Officer acknowledges that the Company has paid all remuneration owed to him as a result of his employment and Board of Director service with the Company, including but not limited to his salary through the date hereof all accrued vacation pay through that date, all commissions and/or bonuses owed to him, and all business expenses, if any, incurred by Officer as a result of his employment with the Company; provided that the Company agrees to reimburse Officer, in accordance with Company policy, for any previously unreimbursed business expenses that Officer has incurred, provided that he submits a request for reimbursement in accordance with Company policy within 30 days hereof. In addition, Officer shall be entitled to exercise any vested stock options (including any that vest pursuant to Paragraph 3 below) within the post-termination of employment exercise period set forth in the documents evidencing such options.

3. ADDITIONAL COMPENSATION. Provided that Officer has complied with his obligation under Paragraph 1 hereof and subject to the remaining terms of this Agreement, the Company agrees to provide Officer with the following severance benefits, subject to any applicable tax withholding obligations:

         (a) a cash severance benefit equal to $440,000 (twice Officer's Base Salary of $220,000.00), $110,000 of which will be paid in a single lump sum on the eighth day after Officer executes this Agreement and the remainder of which will be paid in periodic installments in accordance with the Company's normal payroll practice beginning 6 months after the date hereof and ending 24 months after the date hereof; provided that if Officer obtains other permanent employment before the end of such period, then in lieu of any remaining payments he shall be entitled to 100% of any unpaid payments that would otherwise have been paid within the first twelve months of the date hereof and 50% of the remaining unpaid payments;


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         (b) payment of Officer's COBRA premiums for continued medical benefit coverage for himself and his eligible dependents until the later of the date that Officer becomes entitled to medical benefits from another employer or one year after the date hereof;

         (c) accelerated vesting of Officer's previously unvested outstanding employee stock options;

         (d) reimbursement for the expenses of outplacement services with a provider approved by the Company, not to exceed $25,000(which outplacement services shall be arranged by the Company directly, if Officer so requests, and shall include office space);

         (e) extension of the term of the note made by Officer in favor of the Company in the principal amount of $150,000 on October 25,2000, (the "Note") so that it is due in monthly installments of $25,000 per month beginning on its original due date of June 29, 2001 until repaid in full.

provided that if the balance of the $150,000 loan that Officer owes the Company is not timely repaid when due, then any remaining unpaid amounts under Paragraph 3(a) and (b) will be suspended until such time as such loan is paid in full.

4. ACKNOWLEDGMENT OF FULL PAYMENT. Officer acknowledges that the payments and arrangements described in paragraphs 2 through 3 above shall constitute full and complete satisfaction of any and all amounts properly due and owing to Officer as a result of his employment with the Company and/or the termination of that employment, and that in the absence of this Agreement, Officer would not be entitled to, among other things, the payments and arrangements specified in paragraph 3 above.

5 NON-DISCLOSURE OF TRADE SECRETS. In consideration for the foregoing, Officer acknowledges and agrees:

         (a) That he has not revealed and subsequent to the execution of this Agreement he will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for his own purposes, any trade secret, proprietary information or any confidential information about the Company, its service, its customers, or its methods of doing business ("Confidential Information") ; provided that the restrictions contained in to this
         Section 5(a) shall not apply to any Confidential Information that (a) is a matter of public knowledge, (b) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Confidential Information, (c) is obtained from a third party who is not an employee of the Company and is not otherwise subject to any non-disclosure obligation to the Company, (d) is of a nature that could be learned in a lawful manner while


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         working for a competitor, or (e) is required to be disclosed by law or the order of any court of government agency, or in any litigation or similar proceeding; provided that prior to making any such required disclosure, officer shall notify the Company in sufficient time to permit the Company to seek an appropriate protective order;

         (b) For the purposes of this paragraph, it is understood that the term the "Company" includes all operations and profit centers of the Company and/or its respective parents, subsidiaries and affiliates.

6. RELEASE. In further consideration for the foregoing, Officer and the Company hereby release and discharge each other and their respective parents, subsidiaries and affiliates, and each of its and their respective directors, officers, agents, servants, employees, heirs and assigns, past and present, and each of them (collectively referred to as "Releasees") and covenant not to sue or otherwise institute or cause to be instituted, or maintain any legal or administrative proceedings against one another or their respective Released Parties from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which either now owns or holds or has at any time heretofore owned or held as against their respective Releasees; and without limiting the generality of the foregoing, releases and discharges any and all claims, demands, agreements, obligations and causes of action, known or unknown by either, arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof regarding Officer's employment relationship with the Company and/or the termination of that employment. This release pertains to, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (including but not limited to claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and/or the California Fair Employment and Housing Act) and/or claims arising out of any legal restrictions upon the Company's right to terminate Officer's employment.

7. WAIVER. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically,
Section 1542 of the Civil Code of the State of California states as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of Releasees, Officer and the Company expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and


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acknowledge that this Agreement is intended to include and discharge all claims, whether or not known or suspect to exist by either party at the time of execution of this Agreement.

Notwithstanding paragraphs 6 and 7 above, the Company agrees to indemnify and defend Officer from any claim, demand, action or cause of action asserted against Officer arising within the scope of Officer's employment with Company to the extent required by the bylaws of the Company, California Labor Code 2802, and/or California Corporations Code 317.

8. NO FILINGS. Officer and the Company agree that they will not initiate any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with Officer's employment with the Company and/or the termination of that employment; and that, without subpoena. Officer agrees that he will at the Company's request, testify in any judicial or administrative proceedings to which the Company is a party with respect to any matter involving the affairs of the Company of which he has knowledge; provided that Officer shall be entitled to reimbursement for this reasonable expenses incurred in such a process and shall be entitled to reasonable compensated for any time that the Company requests that Officer expend in excess of the time actually spent testifying in any such proceeding.

9. CONFIDENTIALITY. Officer represents and agrees that he will keep the terms, amount and fact of this Agreement confidential, and that he will not disclose any information concerning this Agreement to any third person, including, but not limited to, any past or present employee of the Company, except (i) as may be required by law or (ii) to family members or those with whom he conducts personal business (including Officer's attorneys and financial advisors), provide such persons are informed of and agree to be bound by this confidentiality clause.

10. NON-DISPARAGEMENT. Officer and the Company further agree not to disparage, besmirch or defame one another, or their respective Releasees. Upon execution of this Agreement by Officer and the lapse of the revocation period referred to in
Section 19 below, the Company shall, upon Officer's request, execute a letter of recommendation mutually agreeable to both parties.

11. NON-ADMISSION OF LIABILITY. Officer acknowledges that the Company denies any wrongdoing whatsoever in connection with Officer's employment and termination. It is expressly understood and agreed that nothing contained in or referred to in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of Company.

12. ATTORNEYS FEES AND COSTS. If there is any administrative or judicial proceeding to resolve any dispute regarding the validity, enforcement or alleged breach of this Agreement, the prevailing party in such proceeding shall be entitled to


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reimbursement of such party's attorney's fees and costs incurred with respect to such proceeding.

13. NO REPRESENTATION. Officer represents and acknowledges that in executing this Agreement he does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

14. BINDING AGREEMENT. This Agreement shall be binding upon Officer and the Company and their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

15. GOVERNING LAW. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as whole, according to its fair meaning, and not strictly for or against any of the parties.

16. SEPARABILITY. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

17. CONSIDERATION PERIOD. Officer acknowledges that he has been advised by the Company that he is entitled to a period of at least twenty-one days within which to consider this Agreement before signing it, if he wishes. Officer expressly acknowledges that he has taken sufficient time to consider this Agreement before signing it.

18. INDIVIDUAL AGREEMENT. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

19. REVOCATION PERIOD. This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Officer may revoke this Agreement if he wishes to do so, except that, in any event, Officer shall not remain in the employ of the Company or as a member of the Board of Directors of the Company after Officer signs this Agreement. Any revocation must be in writing and directed to the Stephen Gordon.

20. VOLUNTARY AGREEMENT. Officer acknowledges that is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that the Company has advised him of that right, that he has carefully read and fully understands all of the provisions of this Agreement, that he has, in fact, discussed all


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aspects of this matter with an attorney of his choice and that he is voluntarily entering into this Agreement.

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21. ENTIRE AGREEMENT. This agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement.



PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                         /s/ THOMAS CHRISTOPHER
                                         ---------------------------------------
                                         Thomas Christopher

Executed at Corte Madera, California, this twentieth day of March 2001.



                                         Restoration Hardware

                                         /s/ STEPHEN GORDON
                                         ---------------------------------------
                                         Stephen Gordon
                                         Chief Executive Officer and Chairman


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